UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2009

HOME SYSTEM GROUP
(Exact name of registrant as specified in its charter)

Nevada	000-49770	43-1954776
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Oceanic Industry Park
Sha Gang Highway Gang Kou Town, Zhongshan City
Guangdong Province, the People’s Republic of China
(Address of principal executive offices)

086-755-83570142 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets

As disclosed on the Current Report on Form 8-K by Home System Group, a Nevada corporation (the “Company”), filed on September 23, 2008, the Company entered into a Share Purchase Agreement (the “Original Agreement”) on that date with Asia Forever Investment Limited (“Asia Forever”) and Asia Forever’s shareholders (the “Shareholders”), pursuant to which the Company agreed to acquire 100% of the ownership interests in Asia Forever from the Shareholders for RMB 270 million (approximately $39.5 million) (the “Purchase Price”). On October 1, 2008, the Company completed its acquisition of Asia Forever.

Pursuant to the Original Agreement, the obligation to pay the Purchase Price is evidenced by non-interest-bearing, unsecured promissory notes (the “Notes”) delivered by the Company to each of the Shareholders at the closing. Pursuant to the Notes, 25% of the Purchase Price was due and payable on December 31, 2008, and the remaining 75% was to be paid in three equal installments on June 30, 2009, December 31, 2009 and June 30, 2010, with the provision that all amounts due under the Notes would become immediately due and payable after an event of default. At the closing of the acquisition of Asia Forever, the Company pre-paid part of the first installment due on December 31, 2008 under the Notes in the amount of RMB 55 million.

On June 30, 2009, the Company entered into a Supplement Agreement on Acquisition Payment (“Supplement Agreement”) with the Shareholders which amended the payment terms as set forth in the Original Agreement. Pursuant to the Supplement Agreement, instead of all cash payments of RMB 12.5 million which was past due from December 31, 2008 and RMB 67.5 million which was due on June 30, 2009, these payments shall consist of: (i) RMB 30 million in cash paid by the Company as of June 30, 2009 (ii) RMB 10 million in cash to be paid by the Company in two equal installments by July 31, 2009 and December 31, 2009; (iii) buildings including offices and production facilities totaling 41,067 square meters and the related land use rights, valued at RMB 41.58 million (the “Fixed Assets”). Such revised payment terms when fully paid shall satisfy all payments due under the Notes for the December 31, 2008 and June 30, 2009 installments. The Company expects to complete the transfer of the Fixed Assets by August 31, 2009. The Company has entered into an agreement with the Shareholders to lease the Fixed Assets for a three year period which will be effective upon the completion of the transfer of the Fixed Assets.

A translation of the Supplement Agreement described above is filed as Exhibits 10.1 and the above summary of the agreement is qualified in its entirety by reference to such agreement, which is incorporated herein.

Item 9.01: Financial Statements and Exhibits.

10.1	Translation of the Supplement Agreement on Acquisition Payment dated June 30, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOME SYSTEM GROUP

Date: July 28, 2009	By:	/s/ Fuying Wang
Fuying Wang Chief Executive Officer